InspireMD Announces Pricing of Public Offering of up to $7.5 Million

BOSTON, MA – March 9, 2017 – InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced the pricing of a “best efforts” public offering of up to 1,171,875 shares of Series C Convertible Preferred Stock, Series B warrants to purchase up to 4,687,500 shares of common stock and Series C warrants to purchase up to 4,687,500 shares of common stock. Each share of Series C Convertible Preferred Stock is convertible into 4 shares of common stock at a conversion price equal to $1.60 per share. The Series B warrants shall be exercisable immediately and have a term of exercise of five years from the date of issuance and have an exercise price of $2.00 per share of common stock. The Series C warrants shall be exercisable immediately and have a term of exercise of six months from the date of issuance and have an exercise price of $1.60 per share of common stock. The Company expects to receive gross proceeds of up to $7.5 million from the offering, before deducting placement agent fees and estimated offering expenses payable by the Company, assuming completion of the maximum offering.

The offering is expected to close on or about March 14, 2017, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to further fund the expansion of its sales and marketing activities for CGuard ™ EPS and MGuard ™ Prime EPS. If the Company receives sufficient proceeds from the exercise of the Series C warrants, the Company plans to continue the development of and manufacturing enhancements for CGuard EPS and further its efforts to obtain an Investigational Device Exemption approval for CGuard EPS.

Dawson James Securities, Inc. is acting as the sole placement agent.

The securities intended to be sold in the offering described above are being offered pursuant to a registration statement on Form S-1 which was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on March 8, 2017. A final prospectus supplement relating to the offering will be filed with the SEC by March 10, 2017. Copies of the prospectus relating to the offering may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, mmaclaren@dawsonjames.com or toll free at 866.928.0928.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE MKT under the ticker symbol NSPR and certain warrants are quoted on the NYSE MKT under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com